Exhibit 99.1

NEWS RELEASE

Dawson Geophysical Company

508 W. Wall, Suite 800

Midland, TX 79701

Company contact:

Stephen C. Jumper, CEO and President

Christina W. Hagan, Chief Financial Officer

(800) 332-9766

www.dawson3d.com

DAWSON GEOPHYSICAL REPORTS

SECOND FISCAL QUARTER 2012 RESULTS

MIDLAND, Texas, May 2, 2012/PR Newswire/ — Dawson Geophysical Company (NASDAQ:DWSN) today reported revenues of $85,546,000 for the quarter-ended March 31, 2012, the Company’s second quarter of fiscal 2012, compared to $78,337,000 for the same quarter in fiscal 2011, an increase of 9 percent. Net income for the second quarter of fiscal 2012 was $5,589,000 compared to a net loss of $4,857,000 in the same quarter of fiscal 2011. Earnings per share for the second quarter of fiscal 2012 were $0.71 compared to loss per share of $0.62 for the second quarter of fiscal 2011. EBITDA for the second quarter of fiscal 2012 was $17,520,000 compared to $1,219,000 in the same quarter of fiscal 2011. The Company’s second fiscal quarter results were fueled, in part, by improved contract terms, increased crew productivity and higher utilization rates.

Second Quarter and Six Month Highlights

•	Increased second fiscal quarter 2012 revenues to $85,546,000 from $78,337,000 in the comparable fiscal 2011 quarter;

•	Generated $17,520,000 of EBITDA for the quarter-ended March 31, 2012 compared to $1,219,000 for the quarter-ended March 31, 2011;

•

Generated net income of $5,589,000, or $0.71 earnings per share, in the second fiscal quarter of 2012 compared to a net loss of $4,857,000, or $0.62 loss per share, in the second fiscal quarter of 2011;

•	Increased revenues during the six-month period ended March 31, 2012 to $177,928,000 compared to $150,990,000 for the comparable six-month period of fiscal 2011;

•	Generated EBITDA of $28,548,000 for the six-month period ended March 31, 2012 compared to $6,118,000 for the comparable six-month period of fiscal 2011;

•

Generated net income of $8,820,000, or $1.13 earnings per share, for the six-month period ended March 31, 2012 compared to a net loss of $6,524,000, or $0.84 loss per share, for the comparable six-month period of fiscal 2011;

•

Strengthened order book capable of sustaining fourteen crews well into fiscal 2013 with current projects in the Permian Basin, Eagle Ford Shale, Mississippi Lime of Oklahoma and Kansas, Niobrara, Bakken, Barnett and Marcellus Shale areas; and

•	Formed a Canadian entity in Calgary, Alberta and intends to establish operations in Canada during the 2012-2013 winter season.

NEWS RELEASE

Dawson Geophysical Company

508 W. Wall, Suite 800

Midland, TX 79701

Second Quarter Results

The revenue increase in the quarter ended March 31, 2012 was primarily the result of the previously announced redeployment of two data acquisition crews during fiscal 2011, increased channel count per crew, more favorable contract terms, and improved utilization rates and productivity on all crews. Third-party charges, which are included in revenues, declined as a percentage of revenue during the second fiscal quarter of 2012 to a level more consistent with the Company’s historical average for such charges. These third-party charges are related to the Company’s use of helicopter support services, specialized survey technologies and dynamite energy sources in areas with limited access. The Company is reimbursed for these expenses by its clients.

Included in the second fiscal quarter 2012 results is an increase of $243,000 of depreciation expense as compared to the second quarter of fiscal 2011. The increase in depreciation expense is related to the Company’s investment in additional recording channels, primarily 28,850 OYO GSR single-channel units and twelve INOVA vibrator energy source units, over the past fifteen months.

Stephen Jumper, President and CEO of Dawson Geophysical Company, said, “Increasing demand for seismic services, predominantly in oil and liquid-rich plays, fueled our second quarter and six-month results. We currently have thirteen data acquisition crews that are engaged in oil and liquids-rich projects. Companies of all sizes, from super-majors, to large and medium independents, to small oil and natural gas producers as well as providers of multi-client data libraries drove the increase in demand. These factors combined with improved productivity, crew efficiencies, and higher utilization rates helped drive our financial success which led to our fourth consecutive profitable quarter, producing a profitable trailing twelve month period.”

Jumper continued, “Investments in new technology, equipment upgrades and improved efficiencies have resulted in clear improved results for both our clients and shareholders. Equipment upgrades and increased channel count are providing enhanced sub-surface resolution images. Our current inventory of equipment and experienced employee base are allowing us to better serve our clients in a more time efficient manner.”

Six Month Results

Revenues for the six months ended March 31, 2012 were $177,928,000 compared to $150,990,000 for the six months ended March 31, 2011, an increase of 18 percent. Net income for the six months ended March 31, 2012 was $8,820,000, or $1.13 earnings per share, as compared to a net loss of $6,524,000, or $0.84 loss per share, for the same period of fiscal 2011. EBITDA for the six months ended March 31, 2012 increased to $28,548,000 from $6,118,000 for the six months ended March 31, 2011. Included in the Company’s six months fiscal 2012 results is a $0.18 per share one-time tax benefit, taken in the first quarter of 2012, related to transaction costs for a terminated merger agreement. Depreciation expense for the six months ended March 31, 2012 increased $897,000 compared to the same period in fiscal 2011. As with second fiscal quarter 2012 results, third-party charges which are included in revenues declined as a percentage of revenue during the first six months of fiscal 2012.

Demand for the Company’s services remains at a high level, and the Company’s order book remains at its highest level since 2008 in terms of the number of projects, size of projects and client mix. In addition, interest levels and solicitations for proposals for fiscal 2013 remain high. Although the Company’s clients may cancel, delay or modify the scope of their contracts on short notice, the Company’s order book reflects commitments sufficient to maintain operations of the Company’s fourteen data acquisition crews into fiscal 2013. The Company remains subject to delays related to weather, securing land access permits and other factors, which can affect operating results from quarter to quarter. In the third fiscal quarter 2012, utilization rates are expected to be temporarily impacted as the Company is experiencing project preparation, permit, or client delays on several current projects. A return to higher utilization rates in late fiscal third quarter 2012 and beyond is anticipated. The Company is active in the Permian Basin, Eagle Ford Shale of South Texas, the Mississippi Lime of Oklahoma and Kansas, the Niobrara, Bakken and Barnett Shale areas. The Company will have one crew operating in the Marcellus Shale region beginning in late third or early fourth fiscal quarter through mid-calendar 2013. This crew will be relocated from the Barnett Shale area.

In response to continued robust demand, the Company’s Board of Directors approved an increase of $30,000,000 to the fiscal 2012 capital budget, bringing the fiscal 2012 total budget to $50,000,000. The increase in the budget will primarily be used to purchase additional equipment, including seven INOVA vibrator energy source units, 8,000 additional OYO GSR recording units, 3,000 stations of OYO GSR three-channel units with three-component geophones, additional conventional geophones and to meet additional needs as they arise.

NEWS RELEASE

Dawson Geophysical Company

508 W. Wall, Suite 800

Midland, TX 79701

During April 2012, the Company formed a Canadian entity in Calgary, Alberta. The Company intends to pursue opportunities in the Canadian market with the goal of operating one or two data acquisition crews in the 2012-2013 winter season. The Canadian entity will be operated by Doug Schmidt. Mr. Schmidt has more than thirty years of seismic experience worldwide with the majority of his career in Canada. Previously, Mr. Schmidt was President/Owner of Seisurv Exploration, employed by Western Geophysical and Seiscom United in Canada and worldwide, employed as Operations Supervisor and Geophysical Operations Coordinator by Devon Energy Canada and most recently as Geophysical Operations Supervisor worldwide by Devon Energy, Houston, Texas. Mr. Schmidt retired from Devon in 2010.

In addition, during April 2012, the Company filed and obtained SEC effectiveness of a shelf registration statement which covers the offer and sale from time to time of up to $150 million in debt securities, preferred and common stock and warrants. The new shelf registration statement replaces the Company’s previous shelf registration statement, which expired on April 9, 2012. The features of the shelf registration statement allow the Company to sell securities in one or more separate offerings with the size, price and terms to be determined at the time of sale. The terms of any securities offered would be described in a related prospectus supplement to be filed separately with the SEC at the time of the offering. The Company does not expect to make an offering at this time and made the filing to enable the Company to act quickly as opportunities arise.

Jumper concluded, “Demand for our services remains robust in the United States. We are excited about our expansion into the Canadian market and believe Doug is the perfect fit for our new venture. We realize there are challenges with creating a new entity, but believe that demand in Canada will remain high and our brand will be widely recognized. As we have in the past, we will continue to serve our valued clients and leverage growth opportunities in the lower 48 states while maintaining our strong balance sheet with only $14,188,000 of debt and $81,000,000 of working capital.”

Conference Call Information

Dawson will host a conference call to review its second fiscal quarter 2012 financial results on May 2, 2012, at 9 a.m. CDT. Participants can access the call at (877) 317-6789 (US), (866) 605-3852 (Canada) or (412) 317-6789 (International). To access the live audio webcast or the subsequent archived recording, visit the Dawson website at www.dawson3d.com. Callers can access the telephone replay through May 4, 2012 by dialing (877) 344-7529 (US) or (412) 317-0088 (International). The passcode is 10013498. The Webcast will be recorded and available for replay on Dawson’s website until June 1, 2012.

About Dawson

Dawson Geophysical Company is a leading provider of U.S. onshore seismic data acquisition services as measured by the number of active data acquisition crews. Founded in 1952, Dawson acquires and processes 2-D, 3-D and multi-component seismic data solely for its clients, ranging from major oil and gas companies to independent oil and gas operators as well as providers of multi-client data libraries.

NEWS RELEASE

Dawson Geophysical Company

508 W. Wall, Suite 800

Midland, TX 79701

Non-GAAP Financial Measures

This press release contains information about the Company’s EBITDA, a non-GAAP financial measure as defined by Regulation G promulgated by the U.S. Securities and Exchange Commission. The Company defines EBITDA as net income (loss) plus interest expense, interest income, income taxes, depreciation and amortization expense. The Company uses EBITDA as a supplemental financial measure to assess:

•	the financial performance of its assets without regard to financing methods, capital structures, taxes or historical cost basis;

•	its liquidity and operating performance over time in relation to other companies that own similar assets and that the Company believes calculate EBITDA in a similar manner; and

•	the ability of the Company’s assets to generate cash sufficient for the Company to pay potential interest costs.

The Company also understands that such data are used by investors to assess the Company’s performance. However, the term EBITDA is not defined under generally accepted accounting principles, and EBITDA is not a measure of operating income, operating performance or liquidity presented in accordance with generally accepted accounting principles. When assessing the Company’s operating performance or liquidity, investors and others should not consider this data in isolation or as a substitute for net income (loss), cash flow from operating activities or other cash flow data calculated in accordance with generally accepted accounting principles. In addition, the Company’s EBITDA may not be comparable to EBITDA or similarly titled measures utilized by other companies since such other companies may not calculate EBITDA in the same manner as the Company. Further, the results presented by EBITDA cannot be achieved without incurring the costs that the measure excludes: interest, taxes, depreciation and amortization. A reconciliation of the Company’s EBITDA to its net income (loss) is presented in the table following the text of this press release.

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Dawson Geophysical Company cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may materially affect the Company’s actual results of operations. These risks include but are not limited to the volatility of oil and natural gas prices, dependence upon energy industry spending, disruptions in the global economy, industry competition, delays, reductions or cancellations of service contracts, high fixed costs of operations, external factors affecting our crews such as weather interruptions and inability to obtain land access rights of way, whether we enter into turnkey or term contracts, crew productivity, limited number of customers, credit risk related to our customers, the availability of capital resources and operational disruptions. A discussion of these and other factors, including risks and uncertainties, is set forth in the Company’s Form 10-K for the fiscal year ended September 30, 2011. Dawson Geophysical Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

DAWSON GEOPHYSICAL COMPANY

STATEMENTS OF OPERATIONS

	Three Months Ended March 31,		Six Months Ended March 31,
	2012	2011	2012	2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Operating revenues	$85,546,000	$78,337,000	$177,928,000	$150,990,000
Operating costs:
Operating expenses	65,202,000	73,733,000	144,016,000	139,893,000
General and administrative	2,920,000	3,414,000	5,476,000	5,592,000
Depreciation	7,978,000	7,735,000	15,764,000	14,867,000

	76,100,000	84,882,000	165,256,000	160,352,000
Income (loss) from operations	9,446,000	(6,545,000)	12,672,000	(9,362,000)
Other income (expense):
Interest income	8,000	6,000	11,000	31,000
Interest expense	(138,000)	—	(288,000)	—
Other income	96,000	23,000	112,000	582,000

Income (loss) before income tax	9,412,000	(6,516,000)	12,507,000	(8,749,000)
Income tax (expense) benefit:	(3,823,000)	1,659,000	(3,687,000)	2,225,000

Net income (loss)	$5,589,000	$(4,857,000)	$8,820,000	$(6,524,000)

Basic income (loss) per common share	$0.71	$(0.62)	$1.13	$(0.84)

Diluted income (loss) per common share	$0.70	$(0.62)	$1.11	$(0.84)

Weighted average equivalent common shares outstanding	7,841,362	7,797,361	7,836,787	7,793,836

Weighted average equivalent common shares outstanding-assuming dilution	7,953,141	7,797,361	7,938,166	7,793,836

DAWSON GEOPHYSICAL COMPANY

BALANCE SHEETS

	March 31, 2012	September 30, 2011
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$25,060,000	$26,077,000
Accounts receivable, net of allowance for doubtful accounts of $250,000 and $155,000 at March 31, 2012 and September 30, 2011, respectively	85,313,000	86,716,000
Prepaid expenses and other assets	5,870,000	4,254,000
Current deferred tax asset	1,891,000	1,236,000

Total current assets	118,134,000	118,283,000
Property, plant and equipment	301,533,000	302,647,000
Less accumulated depreciation	(149,985,000)	(156,106,000)

Net property, plant and equipment	151,548,000	146,541,000

Total assets	$269,682,000	$264,824,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$17,131,000	$18,732,000
Accrued liabilities:
Payroll costs and other taxes	1,827,000	1,436,000
Other	6,480,000	9,230,000
Deferred revenue	6,186,000	9,616,000
Current maturities of note payable and obligations under capital leases	5,754,000	5,290,000

Total current liabilities	37,378,000	44,304,000
Long-term liabilities:
Note payable and obligations under capital leases less current maturities	8,434,000	10,281,000
Deferred tax liability	25,990,000	22,076,000

Total long-term liabilities	34,424,000	32,357,000
Stockholders’ equity:
Preferred stock-par value $1.00 per share; 5,000,000 shares authorized, none outstanding	—	—
Common stock-par value $.33 1/3 per share; 50,000,000 shares authorized, 7,926,869 and 7,910,885 shares issued and outstanding at March 31, 2012 and September 30, 2011, respectively	2,642,000	2,637,000
Additional paid-in capital	92,483,000	91,591,000
Retained earnings	102,755,000	93,935,000

Total stockholders’ equity	197,880,000	188,163,000

Total liabilities and stockholders’ equity	$269,682,000	$264,824,000

Reconciliation of EBITDA to Net Income (Loss)

	Three Months Ended March 31,		Six Months Ended March 31,
	2012	2011	2012	2011
	(in thousands)		(in thousands)
Net income (loss)	$5,589	$(4,857)	$8,820	$(6,524)
Depreciation	7,978	7,735	15,764	14,867
Interest expense (income), net	130	—	277	—
Income tax expense (benefit)	3,823	(1,659)	3,687	(2,225)

EBITDA	$17,520	$1,219	$28,548	$6,118

Reconciliation of EBITDA to Net Cash Provided by Operating Activities

	Six Months Ended March 31,
	2012	2011
	(in thousands)
Net cash provided by operating activities	$20,906	$3,089
Changes in working capital and other items	8,669	4,283
Noncash adjustments to income	(1,027)	(1,254)

EBITDA	$28,548	$6,118